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                                                                       EXHIBIT j

                         INDEPENDENT AUDITORS' CONSENT



The Board of Trustees and Shareholders
AIM International Mutual Funds

We consent to the use of our reports on the AIM Asian Growth Fund, AIM European Development Fund, AIM Global Aggressive Growth Fund, AIM Global Growth, AIM Global Income Fund and AIM International Equity Fund (series portfolios of AIM International Mutual Funds) dated December 3, 1999 included herein and the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Audit Reports" in the Statement of Additional Information.

/s/ KPMG LLP
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KPMG LLP



Houston, Texas
May 19, 2000